EXHIBIT 10.33

CardioTech International letterhead

January 7, 2008

Philip Beck
1230 Creekside Crossing
Stillwater, MN 55082

Dear Phil:

CardioTech International Inc.’s Catheter and Disposables Inc. subsidiary (the “Company” and you are parties to an Employment Agreement dated as of October 12, 2006 (the “Agreement”).  The defined term of employment under the Agreement ended on October 22, 2007, and you and the Company have confirmed that your employment relationship continues on a month to month basis as contemplated by the Agreement.

Management of CardioTech International Inc. has discussed with you an initiative concerning the possible sale and disposition of the Company or the business and assets of the Company (the “Transaction”), and has engaged Silverwood Partners to provide certain financial advisory services in connection with that initiative.  Management also has discussed with you its interest in having you stay on at the Company and assist management in completing the Transaction, and subject to and upon the terms and conditions set forth in this letter, you have agreed to do so.

You have agreed to continue in your role as the Vice President and General Manager of the Company, and to use your best efforts to support any proposal, discussion, negotiation or related diligence investigation respecting a Transaction.  In consideration of your energetic performance of such efforts, and subject to the exception set forth in the next paragraph of this letter, CardioTech International, Inc. (“CTE”), will pay you (1) $70,000 (the “Stay Bonus”) upon the closing of a Transaction, and (2) if you are the direct source or introduction of the party who completes the Transaction, an additional fee in the amount of five percent (5%) of the net sale proceeds, such fee to be paid only if consideration is in excess of $500,000 (the “Fee”).  Such Fee is to be payable to you as and when the CTE realizes the purchase consideration.  For avoidance of doubt, purchase consideration (a) paid into and held in escrow, or (b) payable as an earnout or on some other deferred basis, will not be deemed received by CTE until it is actually delivered to the Company without further restriction on its disposition or distribution.

Notwithstanding anything herein to the contrary, neither the Fee nor the Stay Bonus will be payable to you in connection with the closing of any Transaction with a party in which you are part of a management buyout group.

Nothing in this agreement shall be deemed to amend or modify the Agreement.

Very truly yours,

Catheter and Disposables Technology, Inc.

By: /s/   Philip A. Beck

CardioTech International, Inc.

By: /s/   Michael F. Adams